Exhibit 99.2
Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Financial Statements
For the Quarterly Period Ended March 31, 2010

Condensed Consolidated Balance Sheets as of March 31, 2010 (Unaudited) and December 31, 2009	F-28
Condensed Consolidated Statements of Operations (Unaudited) for the three months ended March 31, 2010 and 2009	F-29
Condensed Consolidated Statements of Cash Flows (Unaudited) for the three months ended March 31, 2010 and 2009	F-30
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-31

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Condensed Consolidated Balance Sheets
(Amounts in Thousands, Except Share Amounts)

	(Unaudited)
	March 31, 2010	December 31, 2009

Assets
Current assets
Unrestricted cash and cash equivalents	$5,138	$8,817
Restricted cash	1,622	1,399
Accounts receivable, net of allowance of $646 and $632, respectively	21,793	20,787
Deferred taxes	14,749	11,995
Prepaid expenses and other current assets	5,146	8,015

Total current assets	48,448	51,013

Property and equipment, net	8,502	9,782
Internal-use software, net	904	1,021
Goodwill	19,969	19,969
Deferred taxes	4,031	4,338
Other noncurrent assets	3,308	3,288

Total assets	$85,162	$89,411

Liabilities and stockholders’ deficit
Liabilities not subject to compromise
Current liabilities
Accounts payable	$2,367	$1,215
Accrued wages and benefits	8,509	6,945
Current portion of long-term debt and lease obligations	67,198	198,440
Other current liabilities	5,675	11,943

Total current liabilities	83,749	218,543

Long-term debt and lease obligations, net of current portion	—	80
Other long-term liabilities	967	3,370

Total liabilities not subject to compromise	84,716	221,993

Liabilities subject to compromise	136,468	—

Total liabilities	221,184	221,993

Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive loss, net of tax of $1,539 and $1,500	(2,274)	(2,332)
Contributed capital	111,876	111,874
Accumulated deficit	(245,624)	(242,124)

Total stockholders’ deficit	(136,022)	(132,582)

Total liabilities and stockholders’ deficit	$85,162	$89,411

See accompanying notes.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Condensed Consolidated Statements of Operations
(Unaudited and Amounts in Thousands)

	Three Months ended March 31,
	2010	2009

Net revenues	$35,178	$41,849
Direct costs of revenues (exclusive of depreciation and amortization below)	25,600	28,574
Marketing and selling expenses	870	611
General and administrative expenses	4,692	5,628
Depreciation and amortization	1,528	1,772
Transaction charges	1,730	—
Operational restructuring charges	—	689

Total operating costs	34,420	37,274

Operating income	758	4,575

Interest expense	3,086	4,370
Other expense (income)	85	(1,056)

Net (loss) income before reorganization items and income taxes	(2,413)	1,261

Reorganization items	(3,427)	—

Net (loss) income before income taxes	(5,840)	1,261

(Benefit from) provision for income taxes	(2,340)	354

Net (loss) income	$(3,500)	$907

See accompanying notes.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Condensed Consolidated Statements of Cash Flows
(Unaudited and Amounts in Thousands)

	Three Months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net (loss) income	$(3,500)	$907
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,528	1,772
Deferred taxes	(2,486)	75
Change in fair value of derivative financial instruments	81	(527)
Amortization of debt discounts and issuance costs	554	228
Other non-cash items	2	69
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(1,006)	45
Prepaid expenses and other current assets	1,768	(1,014)
Accounts payable	1,661	141
Accrued wages and benefits	1,563	1,887
Other current liabilities	4,473	3,467
Other noncurrent assets and liabilities	(481)	(111)

Net cash provided by operating activities	4,157	6,939

Cash flows from investing activities:
Purchases of property and equipment	(74)	(868)
Purchase and development of internal-use software	(55)	(156)

Net cash used in investing activities	(129)	(1,024)

Cash flows from financing activities:
Proceeds from DIP Credit Agreement	6,400	—
Payments on DIP Credit Agreement	(6,400)	—
Proceeds from 2007 Senior Credit Facility	—	2,500
Payments on 2007 Senior Credit Facility	(7,728)	—
Payments on lease obligations	(75)	(529)

Net cash (used in) provided by financing activities	(7,803)	1,971

Effect of exchange rate change on cash and cash equivalents	96	(1,219)

Net (decrease) increase in unrestricted cash and cash equivalents	(3,679)	6,667
Unrestricted cash and cash equivalents, at beginning of period	8,817	3,262

Unrestricted cash and cash equivalents, at end of period	$5,138	$9,929

See accompanying notes.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
1. Description of Business and Bankruptcy Proceedings
Description of Business
Spheris Inc. (“Spheris”) is a Delaware corporation. Subsequent to its acquisition by certain institutional investors in November 2004 (the “November 2004 Recapitalization”), Spheris became a wholly-owned subsidiary of Spheris Holding II, Inc. (“Spheris Holding II”), and an indirect wholly-owned subsidiary of Spheris Holding III, Inc. (“Spheris Holding III”), an entity owned by affiliates of Warburg Pincus LLC and TowerBrook Capital Partners LLC, CHS/Community Health Systems, Inc. (“CHS”), and indirectly by certain members of Spheris’ current and past management team.
Spheris and its direct or indirect wholly-owned subsidiaries: Spheris Operations LLC (“Operations”), Spheris Leasing LLC, Spheris Canada Inc., Spheris, India Private Limited (“SIPL”) and Vianeta Communications (“Vianeta”) (sometimes referred to collectively as the “Company”), provide clinical documentation technology and services to health systems, hospitals and group medical practices located throughout the United States. The Company receives medical dictation in digital format from subscribing physicians, converts the dictation into text format, stores specific data elements from the records, then transmits the completed medical record to the originating physician in the prescribed format.
Chapter 11 Bankruptcy Proceedings
On February 3, 2010, (the “Petition Date”), the 100% owner of Spheris Inc., Spheris Holding, II, Inc., filed a voluntary petition (“Chapter 11 Petition”) for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court in Wilmington, Delaware (the “Bankruptcy Court”). Simultaneously, Spheris, Operations, and its subsidiaries: Spheris Canada Inc., Spheris Leasing LLC, and Vianeta (collectively, the “Debtors”) also filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court. SIPL did not file for relief under the Bankruptcy Code.
During 2009, the Company did not comply with the covenant requirements of its 2007 Senior Credit Facility and its Senior Subordinated Notes (each as defined in Note 5). The Company’s failure to comply with these requirements and the filing of the Chapter 11 Petition constituted an event of default under the Company’s debt obligations. Since the Petition Date, the Company discontinued accruing interest expense on its Senior Subordinated Notes.
The Company is currently operating as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, the Company is authorized to continue to operate as ongoing businesses, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.
Going Concern Matters
The consolidated financial statements and related notes have been prepared assuming that the Company will continue as a going concern as of March 31, 2010, although its bankruptcy filings raised substantial doubt about its ability to continue as a going concern. Except as otherwise expressly stated herein, the consolidated financial statements do not include any adjustments related to the recoverability of assets and the amounts, classification and satisfaction of liabilities that resulted from the uncertainty regarding the Company’s ability to continue as a going concern and its subsequent sale of assets as described below.
Stock and Asset Purchase Agreement
On February 2, 2010, the Debtors entered into a Stock and Asset Purchase Agreement (the “APA”) as amended April 15, 2010 with MedQuist Inc. (“MedQuist”) and CBay Inc. (“CBay” and collectively referred to as the “Purchasers”), portfolio companies of CBay Systems Holdings Ltd.. The APA outlines the arrangement whereas the Debtors agreed to sell substantially all of their assets to MedQuist, and the stock of SIPL to CBay. In addition, the Purchasers agreed to assume certain liabilities in connection with such sale, all subject to approval of the Bankruptcy Court.
On April 15, 2010, the Bankruptcy Court approved the sale of substantially all of Spheris’ assets to the Purchasers and the related assumption of certain liabilities of the Debtors by the Purchasers. The transaction was effected on April 22, 2010. Under the terms of the sale, MedQuist acquired significantly all of the Company’s U.S. assets and assumed certain

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
liabilities. CBay acquired the stock of SIPL. The purchase price was $98.8 million in cash and an unsecured subordinated promissory note issued by MedQuist Transcriptions, Ltd. in an aggregate principal amount of $17.5 million. As a result of the sale of substantially all of the Debtors’ assets, it is likely that the Debtors’ Chapter 11 cases will result in a liquidation of the Company’s businesses and assets, such that the Company will cease to operate as a going concern.
As a requirement of the APA, each of the Debtors changed their names. Effective April 28, 2010, Spheris Holding II, Inc. changed its name to SP Wind Down Holding II, Inc.; Spheris became SP Wind Down Inc.; and Vianeta became VN Wind Down Communications. Effective April 30, 2010, Operations changed its name to SP Wind Down Operations LLC; Spheris Leasing LLC became SP Wind Down Leasing LLC; and Spheris Canada Inc. became SP Wind Down Canada Inc.
Debtor-In-Possession (“DIP”) Financing
On the Petition Date, the Debtors filed a motion with the Bankruptcy Court seeking approval to enter into a Senior Secured Super-Priority Debtor-In-Possession Financing Agreement with certain lenders (as amended, the “DIP Credit Agreement”). Interim approval of the DIP Credit Agreement was granted by the Bankruptcy Court on February 4, 2010. Final approval was granted on February 23, 2010.
The DIP Credit Agreement provided post-petition loans and advances consisting of a revolving credit facility up to an aggregate principal amount of $15 million.
Under the DIP Credit Agreement, on February 3, 2010, the Debtors borrowed $6.4 million. In accordance with the terms of the DIP Credit Agreement, the Debtors used proceeds of $6.4 million, net of lenders’ fees of approximately $309,000, to pay past due principal and interest of approximately $5.7 million on the revolver portion of the 2007 Senior Credit Facility and to pay other expenses of approximately $381,000. There was no outstanding balance on the DIP Credit Agreement at March 31, 2010.
The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid, were due and payable in full at the disposition of the APA, which was April 22, 2010. All borrowings under the DIP Credit Agreement were paid in full as of this date.
Reorganization Process
The Bankruptcy Court approved payment of certain of the Debtors’ pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers in the ordinary course for goods received and services and other business-related payments necessary to maintain the operation of the Debtors’ business. The Debtors retained legal and financial professionals to advise them on the bankruptcy proceedings.
Immediately after filing the Chapter 11 Petition, the Debtors notified all known current or potential creditors of the bankruptcy filings. Subject to certain exceptions under the Bankruptcy Code, upon the Petition Date, creditors were automatically enjoined, or stayed, from continuing any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against their property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.
As required by the Bankruptcy Code, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court with respect to the Debtors.
Under the Bankruptcy Code, the Debtors generally must assume or reject pre-petition executory contracts, including but not limited to real property leases, subject to the approval of the Bankruptcy Court and certain other conditions. In this context, “assumption” means that the Debtors agree to perform their obligations and cure all existing defaults under the contract or lease, and “rejection” means that they are relieved from their obligations to perform further under the contract or lease, but is subject to a pre-petition claim for damages for the breach thereof subject to certain limitations. In connection with the Debtors’ sale of substantially all of their assets, numerous of the Debtors’ executory contracts and unexpired leases were assumed and assigned to the Purchasers. In addition, the Debtors have rejected certain executory contracts and unexpired leases. Any damages resulting from rejection of executory contracts that are permitted to be

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
recovered under the Bankruptcy Code will be treated as liabilities subject to compromise unless such claims were secured prior to the Petition Date.
Since the Petition Date, the Debtors received approval from the Bankruptcy Court to reject unexpired leases and executory contracts of various types. Liabilities subject to compromise have been recorded related to the rejection of unexpired leases; rejection of certain executory contracts; the claims related to the outstanding unpaid Senior Subordinated Notes; and from the determination of the Bankruptcy Court (or agreement by parties in interest) of allowed claims for contingencies and other disputed amounts. Due to the uncertain nature of many of the unresolved claims and rejection damages, the Debtors cannot project the magnitude of such claims and rejection damages with certainty.
On May 13, 2010, the Bankruptcy Court entered an order establishing June 18, 2010, as the bar date for potential creditors to file prepetition claims and postpetition claims arising on or prior to April 30, 2010. The bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the bankruptcy cases. Creditors were notified of the bar date and the requirement to file a proof of claim with the Bankruptcy Court. Differences between liability amounts estimated by the Debtors and claims filed by creditors are being investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowable amount of a claim. The determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time.
Proposed Plan of Reorganization
In order to successfully emerge from or liquidate pursuant to Chapter 11 of Title 11 of the Bankruptcy Code, the Debtors must propose and obtain confirmation by the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code. The Debtors and the official committee of unsecured creditors appointed in the Chapter 11 cases have jointly proposed the Joint Liquidating Plan of SP Wind Down Inc., f/k/a Spheris Inc., and its Affiliated Debtors (the “Plan”). The Plan was filed on June 11, 2010. On such date, the Plan proponents also filed the Disclosure Statement with Respect to the Joint Liquidating Plan of SP Wind Down Inc., f/k/a Spheris Inc., and its Affiliated Debtors (the “Disclosure Statement”). A hearing to consider approval of the Disclosure Statement is scheduled for July 13, 2010, and the Debtors have requested that a hearing to consider confirmation of the Plan be scheduled for August 26, 2010.
Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before the Debtors’ stockholders are entitled to receive any distribution or retain any property under a plan of reorganization on account of their equity interests. Given the estimated liabilities of the Debtors, it is not anticipated that the Debtors’ stockholders will receive any distribution from the Debtors’ assets. The ultimate recovery to the Debtors’ creditors, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurance can be given as to what values, if any, will be ascribed to each of these constituencies or what types or amounts of distributions, if any, they would receive. Because of such possibilities, the value of the Debtors’ liabilities and securities is highly speculative. Appropriate caution should be exercised with respect to existing and future investments, if any, of the Debtors’ liabilities and / or securities.
Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a Chapter 11 case to file a proposed plan of reorganization (the Exclusive Filing Period) and an additional 180 days after the commencement of the Chapter 11 case to solicit acceptances of the plan of reorganization (the Exclusive Solicitation Period). The Exclusive Filing Period and the Exclusive Solicitation Period were set to expire on June 3, 2010 and August 2, 2010, respectively. Motions were filed with the Bankruptcy Court to extend the Exclusive Filing Period through and including September 1, 2010 and the Exclusive Solicitation Period through and including November 1, 2010. By order dated June 14, 2010, the Bankruptcy Court approved such extensions of the Debtors’ exclusive periods to file a plan of reorganization and to solicit votes with respect thereto.
Financial Reporting Considerations
For periods subsequent to the bankruptcy filings, the Debtors have applied the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganizations” (“ASC 852”), in preparing the accompanying interim condensed consolidated financial statements. ASC 852 requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses (including professional fees) that were incurred in the Chapter 11 Petition have been recorded in reorganization items in the accompanying condensed consolidated statements of operations. In addition, pre-petition obligations that may have been impacted by the bankruptcy reorganization process have been classified on the

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
accompanying condensed consolidated balance sheets in liabilities subject to compromise. These liabilities are reported at the amounts allowed or expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser or greater amounts.
Transaction Costs and Reorganization Items
During 2009, the Company evaluated multiple strategic opportunities to continue as a going concern including a technology license agreement, a sale of the Company or its assets, or a restructuring of its capital structure. The Company ultimately chose to pursue a sale of its assets pursuant to the Chapter 11 Petition. In connection with evaluating and pursuing its options, the Company retained financial and other advisors, including restructuring professionals. These fees included (a) costs paid to professionals and others in connection with evaluating, preparing for, and pursuing filing for Chapter 11 relief, (b) costs paid to professionals and others related to evaluating, preparing for, and pursuing sales and licensing options, (c) costs paid to creditors and creditor committee advisors, including costs incurred to obtain interim financing facilities, and (d) costs to retain key employees. Some of the professionals engaged to assist the Company in these efforts were utilized to perform multiple functions.
The total of all of transaction costs to the Company for services performed from January 1, 2010 through the Petition Date, were $1.7 million, and are reflected as transaction charges in the accompanying condensed consolidated statements of operations. There were $1.6 million of retainers representing prepayments for transactional services reflected as a component of prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet as of December 31, 2009. Additionally, there were $0.3 million of prepaid retention bonus amounts related to employee obligations reflected as a component of prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet as of December 31, 2009.
The Debtors’ reorganization items directly related to the process of reorganizing the Debtors under Chapter 11 from the Petition Date through March 31, 2010, are recorded in the accompanying condensed consolidated statements of operations as reorganization items and consist of professional fees totaling $3.4 million. Professional fees directly related to the reorganization include fees associated with advisors to the Debtors after the Petition Date. There were $1.5 million of retainers representing prepayments for reorganizational services reflected as a component of prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets as of March 31, 2010.
Liabilities Subject to Compromise
Liabilities subject to compromise at March 31, 2010 consist of the following:

Accounts payable	$509
11.0% Senior Subordinated Notes, net	122,799
Accrued interest	8,670
Interest rate management agreements	1,768
Leases	2,616
Other	106

Total liabilities subject to compromise	$136,468

Liabilities subject to compromise represent pre-petition unsecured obligations to be settled under a proposed plan of reorganization. Generally, actions to enforce or otherwise effect payments of pre-Chapter 11 liabilities are stayed. Pre-petition liabilities that are subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser or greater amounts. These liabilities represent the amounts expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executor contracts and leases, the determination as to the value of collateral securing the claims, proof of claim, or other events.
The Bankruptcy Court approved payment of certain pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers in the ordinary course for goods and services received after the filing of the Chapter 11 Petition and other business-related payments necessary to maintain the operation of the Debtors’ business. Obligations associated with these matters are not classified as liabilities subject to compromise.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
The Debtors rejected certain executory contracts and unexpired leases with respect to the Debtors’ operations with approval of the Bankruptcy Court. Damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and are classified as liabilities subject to compromise.
Amounts subject to compromise include the Senior Subordinated Notes. The Senior Subordinated Notes are shown net of discount as described in Note 5. Debt issuance costs of $0.9 million were also netted against this balance in accordance with the fair value measurement requirements described in ASC 852. Accrued interest related to these Notes is also included in the liabilities subject to compromise.
Debtor Financial Statements
The accompanying condensed consolidated balance sheets, statements of operations, and cash flows present the consolidated financial position of the Company and consolidated results of its operations and its cash flows for the periods presented. This information does not reflect the activity of Spheris Holding II, Inc. which was included in the Chapter 11 Petition.
The following schedules present the financial information for the Debtors as of March 31, 2010 and the three months then ended. In these schedules, the financial position and activity of Spheris Holding II, Inc. (“SH II, Inc.”) is added to the accompanying condensed consolidated financial statements of the Company. SH II, Inc. had no assets, liabilities, equity or financial activity for all periods covered on these financial statements.
As SIPL did not file for relief under the Bankruptcy Code, SIPL’s assets, liabilities, equity and financial activity for the periods presented are subtracted from the accompanying interim condensed consolidated financial statements of the Company. The subtraction of this activity from the accompanying interim condensed consolidated financial statements results in a payable to SIPL of $8.7 million. In addition, all revenue of SIPL is derived from subcontracting services provided to the Company. Accordingly, $4.7 million in sales were eliminated from the statements of operations. The addition of the payable to SIPL and the elimination of the sales and related direct costs reflect the operations and cash flows of the Debtors for the three months ended March 31, 2010. These schedules are presented as follows:

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
Debtor Condensed Consolidating Balance Sheet Schedule
March 31, 2010
(Unaudited and Amounts in Thousands)

	Company
	including	Less:	Reclassifications/
	SH II, Inc.	SIPL	Eliminations	Debtors
Assets
Current Assets
Unrestricted cash and cash equivalents	$5,138	$(2,078)	$—	$3,060
Restricted Cash	1,622	(1,146)	—	476
Accounts receivable, net of allowance	21,793	—	—	21,793
Intercompany receivables	—	(8,732)	8,732	—
Deferred taxes	14,749	(356)	—	14,393
Prepaid expenses and other current assets	5,146	(1,316)	—	3,830

Total current assets	48,448	(13,628)	8,732	43,552

Property and equipment, net	8,502	(1,632)	—	6,870
Internal-use software, net	904	—	—	904
Goodwill	19,969	—	—	19,969
Deferred taxes	4,031	(263)	—	3,768
Other noncurrent assets	3,308	(1,024)	—	2,284

Total assets	$85,162	$(16,547)	$8,732	$77,347

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$2,367	$(130)	$—	$2,237
Accrued wages and benefits	8,509	(2,842)	—	5,667
Intercompany payables	—	—	8,732	8,732
Current portion of long-term debt and lease obligations	67,198	—	—	67,198
Other current liabilities	5,675	(218)	—	5,457

Total current liabilities	83,749	(3,190)	8,732	89,291

Other long-term liabilities	967	(387)	—	580

Total liabilities not subject to compromise	84,716	(3,577)	8,732	89,871

Liabilities subject to compromise	136,468	—	—	136,468

Total liabilities	221,184	(3,577)	8,732	226,339

Common stock	—	—	—	—
Other comprehensive loss	(2,274)	2,274	—	—
Contributed capital	111,876	(5,694)	—	106,182
Accumulated deficit	(245,624)	(9,550)	—	(255,174)

Total stockholders’ deficit	(136,022)	(12,970)	—	(148,992)

Total liabilities and stockholders’ deficit	$85,162	$(16,547)	$8,732	$77,347

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
Debtor Condensed Consolidating Statement of Operations Schedule
For the Three Months ended March 31, 2010
(Unaudited and Amounts in Thousands)

	Company
	including	Less:	Reclassifications/
	SH II, Inc.	SIPL	Eliminations	Debtors
Net revenues	$35,178	$(4,714)	$4,714	$35,178

Direct costs of revenues	25,600	(3,963)	4,714	26,351
Marketing and selling expenses	870	—	—	870
General and administrative expenses	4,692	(140)	—	4,552
Depreciation and amortization	1,528	(174)	—	1,354
Transaction charges	1,730	—	—	1,730
Operational restructuring charges	—	—	—	—

Total operating costs	34,420	(4,277)	4,714	34,857

Operating income	758	(437)	—	321

Interest expense, net of income	3,086	7	—	3,093
Other expense	85	(27)	—	58

Net loss before reorganizational items and income taxes	(2,413)	(417)	—	(2,830)

Reorganization items	(3,427)	—	—	(3,427)

Net loss before income taxes	(5,840)	(417)	—	(6,257)

Benefit from income taxes	(2,340)	(17)	—	(2,357)

Net loss	$(3,500)	$(400)	$—	$(3,900)

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
Debtor Condensed Consolidating Statement of Cash Flows Schedule
For the Three Months Ended March 31, 2010
(Unaudited and Amounts in Thousands)

	Company
	including	Less:	Reclassifications/
	SH II, Inc.	SIPL	Eliminations	Debtors
Cash flows from operating activities:
Net loss	$(3,500)	$(400)	$—	$(3,900)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,528	(174)	—	1,354
Deferred taxes	(2,486)	(892)	—	(3,378)
Change in fair value of derivative financial instruments	81	—	—	81
Amortization of debt discounts and issuance costs	554	—	—	554
Other non-cash items	2	—	—	2
Changes in operating assets and liabilities,	—	—	—	—
net of acquisitions:	—	—	—	—
Accounts receivable, net	(1,006)	—	—	(1,006)
Intercompany receivables	—	1,874	(852)	1,022
Prepaid expenses and other current assets	1,768	(86)	—	1,682
Accounts payable	1,661	(3)	—	1,658
Accrued wages and benefits	1,563	(145)	—	1,418
Intercompany payables	—	—	852	852
Other current liabilities	4,473	19	—	4,492
Other noncurrent assets and liabilities	(481)	(25)	—	(506)

Net cash provided by operating activities	4,157	168	—	4,325

Cash flows from investing activities:
Purchases of property and equipment	(74)	31	—	(43)
Purchase and development of internal-use software	(55)	—	—	(55)

Net cash used in investing activities	(129)	31	—	(98)

Cash flows from financing activities:
Proceeds from DIP Credit Agreement	6,400	—	—	6,400
Payments on DIP Credit Agreement	(6,400)	—	—	(6,400)
Proceeds from 2007 Senior Credit Facility	—	—	—	—
Payments on 2007 Senior Credit Facility	(7,728)	—	—	(7,728)
Payments on lease obligations	(75)	—	—	(75)

Net cash used in financing activities	(7,803)	—	—	(7,803)

Effect of exchange rate change on cash and cash equivalents	96	(96)	—	—

Net decrease in unrestricted cash and cash equivalents	(3,679)	103	—	(3,576)
Unrestricted cash and cash equivalents, at beginning of period	8,817	(2,181)	—	6,636

Unrestricted cash and cash equivalents, at end of period	$5,138	$(2,078)	$—	$3,060

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
2. Summary of Significant Accounting Policies
Basis of Presentation
For all periods presented in the accompanying interim condensed consolidated financial statements and footnotes, Spheris is the reporting unit. All dollar amounts shown in the accompanying interim condensed consolidated financial statements and tables in the notes are in thousands unless otherwise noted. The accompanying interim condensed consolidated financial statements include the financial statements of Spheris, including its direct or indirect wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
The accompanying interim condensed consolidated financial statements have been prepared by the Company without audit and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in year-end financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year.
For periods subsequent to the Chapter 11 Petition, the Debtors have applied ASC 852, in preparing the accompanying interim consolidated financial statements as further discussed in Note 1.
Additionally, the accompanying interim condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The accompanying interim condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and the amounts, classification, and satisfaction of liabilities that resulted from uncertainty regarding the Company’s ability to continue as a going concern as of March 31, 2010, and its subsequent sale of assets. See further discussion in Note 1.
In preparing the accompanying interim condensed consolidated financial statements, the Company evaluated events and transactions that occurred subsequent to March 31, 2010, through the date that the accompanying interim condensed consolidated financial statements were issued, June 29, 2010.
Recently Adopted Accounting Pronouncements
In January 2010, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”) as an amendment to earlier authoritative guidance concerning fair value measurements and disclosures. ASC 820-10 requires an entity to: (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separate information for Level 3 activity pertaining to gross purchases, sales, issuances, and settlements. ASC 820-10, which became effective for the Company beginning January 1, 2010, did not have a material impact on its financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In October 2009, the FASB issued ASC 985-605, “Revenue Recognition Software” (“ASC 985-605”) that will become effective for the Company beginning January 1, 2011, with earlier adoption permitted. Under ASC 985-605 on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of ASC 985-605, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of ASC 985-605. Under ASC 985-605, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate consideration received using the relative selling price method. ASC 985-605 includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. The Company has not yet fully evaluated the impact that ASC 985-605 will have on its financial statements.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
On September 23, 2009, the FASB ratified ASC 605-25, “Revenue Recognition with Multiple Element Arrangements” (“ASC 605-25”). ASC 605-25 requires the allocation of consideration among separately identified deliverables contained within an arrangement, based on their related selling prices. The Company utilizes current accounting guidance, also titled “Revenue Arrangements with Multiple Deliverables,” in the recognition of revenue associated with the Company’s customer contracts that contain multiple elements of services. ASC 605-25 will become effective for the Company beginning January 1, 2011. The Company has not yet fully evaluated the impact that ASC 605-25 will have on its financial statements.
3. Fair Value of Financial Instruments
Derivative Financial Instruments
The Company holds certain derivative financial instruments that are required to be measured at fair value on a recurring basis. These derivative financial instruments are utilized by the Company to mitigate risks related to interest rates and foreign currency exchange rates. The derivatives are measured at fair value in accordance with the established fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following three levels:
•	Level 1 — observable inputs such as quoted prices in active markets.

•	Level 2 — inputs other than quoted prices in active markets that are either directly or indirectly observable.

•	Level 3 — unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The Company entered into certain interest rate management agreements with a single counterparty to reduce its exposure to fluctuations in market interest rates under the 2007 Senior Credit Facility (as defined in Note 5). An event of default under the 2007 Senior Credit Facility would create an event of default under these interest rate management agreements, which may cause amounts due under these agreements to become due and payable. The Company’s accounting for these derivative financial instruments did not meet hedge accounting criteria. Accordingly, changes in fair value were included as a component of other expense (income) in the accompanying condensed consolidated statements of operations.
The fair value of these interest rate management agreements was determined using valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis considered the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves and implied volatilities. The interest rates used in the calculation of projected cash flows were based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Additionally, the Company incorporated credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements.
Although the Company determined that the majority of the inputs used to value its interest derivatives fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. The Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its interest derivatives. As a result, the Company determined that its valuations for the interest derivatives in their entirety were classified in Level 2 of the fair value hierarchy. This contract was scheduled to expire during 2010. During February 2010, the Company did not make payments due on its interest derivatives and received notice of termination from the counterparty to the agreements stating that all amounts were currently due. As a result, the full amount of the liability at December 31, 2009 of $1.7 million is reflected as a component of other current liabilities in the accompanying condensed consolidated balance sheets. As discussed in Note 1, the full amount of this liability at March 31, 2010 of $1.8 million is reflected in liabilities subject to compromise at March 31, 2010.
Payments to SIPL are denominated in U.S. dollars. In order to hedge against fluctuations in exchange rates, SIPL historically maintained a portfolio of forward currency exchange contracts, which were transacted with a single counterparty. The Company’s accounting for these derivative financial instruments, all of which expired during the third quarter of 2009, did not meet the hedge accounting criteria. Accordingly, changes in fair value were included as a component of other expense (income) in the accompanying condensed consolidated statements of operations.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
The Company determined the fair value of its foreign currency exchange contracts utilizing inputs for similar or identical assets or liabilities that were either readily available in public markets, derived from information available in publicly quoted markets or quoted by counterparties to these contracts. The future value of each contract out to its maturity was calculated using observable market data, such as the foreign currency exchange rate forward curve. The present value of each contract was then determined by using discount factors based on the forward curve for the more liquid currency. Additionally, the Company incorporated credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements.
Although the Company determined that the majority of the inputs used to value its foreign currency exchange contracts fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. The Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of the derivatives. As a result, the Company determined that its valuations for the foreign currency exchange contracts in their entirety were classified in Level 2 of the fair value hierarchy.
The Company’s derivative financial instruments measured at fair value on a recurring basis and recorded in the accompanying condensed consolidated balance sheets were as follows:

	Classification in the
	Accompanying Condensed	March 31,	December 31,
	Consolidated Balance Sheets	2010	2009
Interest rate management agreements	Other current liabilities	$1,768	$1,687
	Other noncurrent liabilities	—	—

	Total	$1,768	$1,687

Foreign currency exchange contracts	Other current liabilities	$—	$—

The (gains) losses from changes in fair value of the Company’s derivative financial instruments, as recorded in the accompanying condensed consolidated statements of operations, were as follows:

	Location of (Gain)	Three Months Ended March 31,
	Loss Recognized	2010	2009
Interest rate management agreements	Other expense (income)	$81	$(209)
Foreign currency exchange contracts	Other expense (income)	—	(318)

Total		$81	$(527)

Senior Subordinated Notes
The Company’s Senior Subordinated Notes had a quoted market value of $21.9 million and $63.8 million at March 31, 2010 and December 31, 2009, respectively. The Company determined that its valuation of its Senior Subordinated Notes was classified in Level 1 of the fair value hierarchy as the fair value was determined through quoted prices in active markets. The carrying value of the Senior Subordinated Notes $123.6 million (net of discount) at December 31, 2009 was included in current portion of long-term debt and lease obligations in the accompanying condensed consolidated balance sheets.
The carrying value of the Senior Subordinated Notes $122.8 million (net of both discount and debt issuance costs) at March 31, 2010 included debt issuance costs of $0.9 million and is recorded in liabilities subject to compromise as discussed in Note 1.
4. Other Comprehensive Loss

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
Other comprehensive loss was as follows:

	Three Months Ended March 31,
	2010	2009
Net (loss) income	$(3,500)	$907
Foreign currency translation gain (loss), net of tax of $39 and $0, respectively	58	(1,219)

Other comprehensive loss	$(3,442)	$(312)

5. Debt
Outstanding debt obligations of the Company at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31,	December 31,
	2010	2009
2007 Senior Credit Facility, net of discount, with principal due at maturity on July 17, 2012; interest payable periodically at variable rates. The weighted average interest rate was 5.75% at March 31, 2010	$66,883	$74,552
11.0% Senior Subordinated Notes, net of discount, with principal due at maturity in December 2012; interest payable semi-annually in June and December	—	123,578
Financed lease obligations	315	390

	67,198	198,520

Less: Current portion of long-term debt and financed lease obligations	(67,198)	(198,440)

Long-term debt and financed lease obligations, net of current portion	$—	$80

2007 Senior Credit Facility
The Company’s senior secured credit facility consisted of a term loan in the amount of $67.5 million and a revolving credit facility in an aggregate principal amount not to exceed $25.0 million at any time outstanding (the “2007 Senior Credit Facility”). The revolving loans and the term loan bore interest at LIBOR plus an applicable margin or a reference bank’s base rate plus an applicable margin, at the Company’s option. Under the revolving credit facility, the Company was permitted to borrow up to the lesser of $25 million or a loan limiter amount, as defined in the 2007 Senior Credit Facility, less amounts outstanding under letters of credit. On February 1, 2010, the Company paid $2 million in principal and $0.5 million in interest on the term loan and approximately $40,000 in accrued interest on the revolving credit facility. A principal payment of $5.7 million on the revolving credit facility was made on February 3, 2010 as discussed in Note 1. As of March 31, 2010, the Company had no amounts outstanding under the revolver portion of the 2007 Senior Credit Facility.
Based on 2009 results of operations, the Company would not have complied with the covenant requirements under the 2007 Senior Credit Facility. The Company elected not to report its financial results pursuant to year-end covenant requirements under the 2007 Senior Credit Facility, and filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in February 2010. As a result, all amounts due under the 2007 Senior Credit Facility as of both March 31, 2010 and December 31, 2009 are reflected as current obligations in the accompanying condensed consolidated balance sheet. All amounts due under this facility were paid in full on April 22, 2010 in connection with the Company’s sale of substantially all of its assets to the Purchasers as further described in Note 1.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
Under the 2007 Senior Credit Facility, Operations was the borrower. The 2007 Senior Credit Facility was secured by substantially all of Operations’ assets and is guaranteed by Spheris, Spheris Holding II and all of Operations’ subsidiaries, except SIPL. The 2007 Senior Credit Facility contained certain covenants which, among other things, limited the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The 2007 Senior Credit Facility also contained customary events of default, including breach of financial covenants, the occurrence of which could allow the collateral agent to declare any outstanding amounts to be due and payable. The financial covenants contained in the 2007 Senior Credit Facility included (a) a maximum leverage test, (b) a minimum fixed charge coverage test and (c) a minimum earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”, as defined under the 2007 Senior Credit Facility) requirement, among others.
In connection with the borrowings under the 2007 Senior Credit Facility, the Company incurred $0.6 million and $1.1 million in debt issuance costs and debt discounts, respectively. These costs were being amortized as additional interest expense over the term of the debt. The balance of the issuance costs at March 31, 2010 of $0.3 million, net of accumulated amortization, was reflected in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet. The debt discount at March 31, 2010 of $0.6 million was reflected as a reduction in the carrying amount of the debt under the 2007 Senior Credit Facility.
Senior Subordinated Notes
In December 2004, the Company issued its Senior Subordinated Notes, which mature on December 15, 2012 (the “Senior Subordinated Notes”). The Senior Subordinated Notes bear interest at a fixed rate of 11.0% per annum. Interest is payable in semi-annual installments through maturity on December 15, 2012. The Company did not file a Form 10-Q with the SEC in the third quarter of 2009 which violated certain covenants in the indenture governing the Senior Subordinated Notes (the “Indenture”). In addition, the Company elected not to make its scheduled payment on the Senior Subordinated Notes on December 15, 2009. As a result, the Company received a notice in from the trustee on December 16, 2009 that an Event of Default had occurred, as defined in the Indenture. As further described in Note 1, the Company elected to file bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on February 3, 2010. Resolution of final payments due under the Senior Subordinated Notes is pending outcome of these matters.
The Senior Subordinated Notes are junior to the obligations of the 2007 Senior Credit Facility. The Senior Subordinated Notes are guaranteed by the Company’s domestic operating subsidiaries. The Senior Subordinated Notes contain certain restrictive covenants that place limitations on the Company regarding incurrence of additional debt, payment of dividends and other items as specified in the indenture governing the Senior Subordinated Notes. An acceleration of outstanding indebtedness under the 2007 Senior Credit Facility would create an event of default under the Senior Subordinated Notes, which would allow the trustee or requisite holders of Senior Subordinated Notes to declare the Senior Subordinated Notes to be due and payable. As a result of the default under the 2007 Senior Credit Facility, the Company has reflected all amounts due under the Senior Subordinated Notes as a current obligation in the accompanying condensed consolidated balance sheets as of December 31, 2009. The Company reflected all amounts due under these notes as liabilities subject to compromise as of March 31, 2010.
The Company incurred $1.9 million and $2.9 million in debt issuance costs and debt discounts, respectively, in connection with the Senior Subordinated Notes. These costs are being amortized as additional interest expense over the term of the Senior Subordinated Notes. The remaining balance of the issuance costs at March 31, 2010 of $0.9 million, net of accumulated amortization, was reflected as a part of the amounts due under the Senior Subordinated Notes and included in liabilities subject to compromise in the accompanying condensed consolidated balance sheet as discussed in Note 1. The remaining debt discount at March 31, 2010 of $1.4 million was reflected as a reduction in the carrying amount of the Senior Subordinated Notes and is also included in liabilities subject to compromise.
As stated above, the Company did not accrue interest of $2.2 million in the accompanying interim condensed consolidated financial statements related to the Senior Subordinated Notes from the Petition Date (February 3, 2010) through March 31, 2010 in accordance with ASC 852. Accrued interest as of the Petition Date is recorded in liabilities subject to compromise in the accompanying condensed consolidated balance sheet.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
6. Stockholders’ Deficit
Subsequent to the November 2004 Recapitalization, Spheris Holding III approved the establishment of the Spheris Holding III, Inc. Stock Incentive Plan (as amended to date, the “Plan”) for issuance of common stock to employees, non-employee directors and other designated persons providing substantial services to the Company. As of March 31, 2010, 15.6 million shares have been authorized for issuance under the Plan. Shares are subject to restricted stock and stock option agreements and typically vest over a three or four-year period. As of March 31, 2010, an aggregate of 12.1 million shares of restricted stock and 1.8 million stock options were issued and outstanding under the Plan. As these shares and stock options were issued for services to be provided to the Company, compensation expense of $0.1 million was reflected in general and administrative expenses in the accompanying condensed consolidated statements of operations for the three months ended March 31, 2009. No amounts were recorded as compensation expense for the three months ended March 31, 2010.
Under provisions of the Plan, all unvested shares and options shall immediately vest and become exercisable upon an event of a “change in control”. The sale of the Company’s assets as a result of the APA discussed in Note 1 constituted a “change in control” under these provisions. Accordingly, all unvested options and shares were immediately vested and exercisable on April 22, 2010.
During October 2008, Spheris Holding III issued warrants to CHS to purchase 14.3 million shares of common stock of Spheris Holding III upon the attainment of certain revenue milestones set forth in the warrants. The costs of the warrants subject to vesting are recognized over the period in which the revenue is earned and are reflected as a reduction of revenue. Accordingly, $2,000 and $8,000 of such costs are reflected as a reduction to net revenues in the accompanying condensed consolidated statement of operations for the three months ended March 31, 2010 and 2009, respectively.
7. Income Taxes
The Company records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities. The Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance decreased by approximately $20,000 and $0.2 million during the three months ended March 31, 2010 and 2009, respectively. As of March 31, 2010, the Company’s valuation allowance that is reflected as a reduction to the carrying value of its net deferred tax balances was $35.1 million.
In the United States, the Company currently benefits from federal and state net operating loss carryforwards. The Company’s consolidated federal net operating loss carryforwards available to reduce future taxable income totaled $109.4 million and $107.9 million at March 31, 2010 and December 31, 2009, respectively, and began to expire in 2007. State net operating loss carryforwards at March 31, 2010 and December 31, 2009 were $71.7 million and $71.5 million, respectively, and began to expire in 2005. The majority of these federal and state net operating loss carryforwards is restricted due to limitations associated with ownership change, and to the extent these carryforwards are restricted, is reserved to reduce the amount that is more likely than not to be realized. In addition, the Company has alternative minimum tax credits which do not have an expiration date and certain other federal tax credits that will begin to expire in 2014.
The Company recognized income tax (benefit) expense of $(2.3) million and $0.4 million during the three months ended March 31, 2010 and 2009, respectively.
The Company accounts for income taxes associated with SIPL in accordance with ASC 740, “Income Taxes”, following Indian tax guidelines. Prior to 2009, because the Company was considered permanently reinvested in SIPL, no taxes were provided on accumulated translation adjustments recorded in other comprehensive loss. Due to the subsequent event of the sale of SIPL stock (as discussed in Note 1), the net income tax effect of the currency translation adjustments related to SIPL is reflected in other comprehensive loss for the three months ended March 31, 2010 (as provided in Note 4).
Spheris Holding III and related subsidiaries (the “filing group members”) file their U.S. federal and certain state income tax returns on a consolidated, unitary, combined or similar basis. To accurately reflect each filing group member’s share of consolidated tax liabilities on separate company books and records, on November 5, 2004, Spheris Holding III and each of its subsidiaries entered into a tax sharing agreement. Under the terms of the tax sharing agreement, each subsidiary of Spheris Holding III is obligated to make payments to Spheris Holding III equal to the amount of the federal and state income taxes that its subsidiaries would have owed if such subsidiaries did not file federal and state income tax returns on

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
a consolidated, unitary, combined or similar basis. Likewise, Spheris Holding III may make payments to subsidiaries if it benefits from the use of a subsidiary loss or other tax benefit. The tax sharing agreement allows each subsidiary to bear its respective tax burden (or enjoy use of a tax benefit, such as a net operating loss) as if its return was prepared on a stand-alone basis. To date, no amounts have been paid under this agreement.
The Company has analyzed filing positions for all federal, state and international jurisdictions for all open tax years where it is required to file income tax returns. Although the Company files tax returns in every jurisdiction in which it has a legal obligation to do so, it has identified the following as “major” tax jurisdictions: Tennessee and Texas, as well as India. Within these major jurisdictions, the Company has tax examinations in progress related to transfer pricing rates for its Indian facilities, as discussed in Note 8, as well as significant federal and state net operating loss carryovers, for which the earliest open tax year is 1997. Based on the facts and circumstances of these examinations at March 31, 2010, the Company believes that it is more likely than not that it will be successful in supporting its current positions related to the applicable filings. The Company believes that all income tax filing positions and deductions will be sustained upon audit and does not anticipate any adjustments resulting in a material adverse impact on the Company’s financial condition, results of operations or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded.
8. Commitments and Contingencies
Litigation
The Company is subject to various other claims and legal actions that arise in the ordinary course of business. In the opinion of management, any amounts for probable exposures are adequately reserved for in the Company’s interim condensed consolidated financial statements, and the ultimate resolution of such matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.
Employment Agreements
The Company has employment agreements with certain members of senior management that provide for the payment to these persons of amounts equal to the applicable base salary, unpaid annual bonus and health insurance premiums over the applicable periods specified in their individual employment agreements in the event the employee’s employment is terminated without cause or for certain other specified reasons. The maximum contingent liabilities, excluding any earned but unpaid bonuses accrued in the accompanying interim condensed consolidated financial statements; under these agreements were $1.0 million at March 31, 2010 and December 31, 2009.
These employment agreements were not included in the liabilities assumed under the APA between the Purchasers and the Debtors. Management anticipates that any amounts, if any, that may be accrued in the future will be recorded as liabilities subject to compromise in the condensed consolidated balance sheets of subsequent periods.
Tax Assessment
SIPL received notification of a tax assessment resulting from a transfer pricing tax audit by Indian income tax authorities amounting to 52.2 million Rupees (approximately $1.1 million), including penalties and interest, for the fiscal tax period ended March 31, 2004 (the “2004 Assessment”). In January 2007, the Company filed a formal appeal with the India Commissioner of Income Tax. Prior to resolution of the Company’s appeals process, the Indian income tax authorities have required the Company to make advance payments toward the 2004 Assessment amounting to 43.1 million Rupees (approximately $0.9 million). Any amounts paid by the Company related to the 2004 Assessment are subject to a claim by the Company for reimbursement against escrow funds related to the Company’s December 2004 acquisition of HealthScribe, Inc. and its subsidiaries (the “HealthScribe Escrow”). Accordingly, the Company has recorded the advance payments as receivables from the escrow funds, which are reflected as a component of prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets as of March 31, 2010 and December 31, 2009.
During the fourth quarter of 2008, SIPL received notification of a tax assessment from a transfer pricing tax audit by Indian income tax authorities amounting to 40.6 million Rupees (approximately $0.8 million), including penalties and interest, for the fiscal tax period ended March 31, 2005 (the “2005 Assessment”). In December 2008, the Company filed a formal appeal with the India Commissioner of Income Tax. Prior to resolution of the Company’s appeals process, the

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
Company was required to provide a bank guarantee in January 2009 for the full amount of the 2005 Assessment. The guarantee amount is included in restricted cash in the accompanying condensed consolidated balance sheets as of March 31, 2010 and December 31, 2009. Approximately $0.6 million of the 2005 Assessment is subject to a claim for reimbursement against the HealthScribe Escrow.
In May 2010, the Company was informed that the competent authorities of India and the United States (the “Competent Authorities”) had met regarding the assessments for the two years above. The Company was informed that the Competent Authorities had reached an agreement regarding the transfer pricing that should have been used for transactions between SIPL and its related U.S. entities for the two years mentioned above. Based on this agreement, the tax assessment for the fiscal tax periods ended March 31, 2004 and March 31, 2005 would be reduced to approximately 36.6 million Rupees (approximately $813,000) and 17.2 million Rupees (approximately $381,000), respectively. An agreement reached by the Competent Authorities under the U.S./India Income Tax Treaty is not binding on the parties involved. The Company is currently assessing the impact of the proposed settlement and has not recorded a liability under the provision of ASC 740-10, “Income Taxes — Other” (“ASC 740-10”) in the accompanying condensed consolidated financial statements ending March 31, 2010 or December 31, 2009.
If the assessments were brought forward from March 31, 2005 through March 31, 2010, a reasonable estimate of additional liability could range from zero to $6.8 million, contingent upon the final outcome of the claim. Payment of such amounts would also result in potential credit adjustments to the Company’s U.S. federal tax returns. The Company currently believes that it is more likely than not that it will be successful in supporting its position relating to these assessments. Accordingly, the Company has not recorded any accrual for contingent liabilities associated with the tax assessments as of March 31, 2010 or December 31, 2009.
During the second quarter of 2009, SIPL received an assessment order from Indian income tax authorities pertaining to an inquiry regarding prior years’ usage of net operating losses originating in 1999. The final assessment could potentially amount to 5.6 million Rupees (approximately $0.1 million).
9. Related Party Transactions
On October 3, 2008 (amended December 23, 2009), Operations entered into an agreement for health information processing services with Community Health Systems Professional Services Corporation, an affiliate of Community Health Systems, Inc. (“CHS”), to provide clinical documentation technology and services to certain of its affiliated hospitals (“CHS Services Agreement”). The Bankruptcy Court approved the assumption of the CHS Services Agreement, as amended, on March 17, 2010.
Contemporaneously with entering into the CHS Services Agreement, CHS became a minority owner in Spheris Holding III, the Company’s indirect parent. The Company provided clinical documentation technology and services to CHS in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arm’s-length negotiations between unrelated parties. The Company recognized net revenues from this customer of $4.0 million and $1.4 million during the three months ended March 31, 2010 and 2009, respectively, in the accompanying condensed consolidated statements of operations.
In March 2010, Spheris Holding III transferred $9.2 million to the Debtors.
10. Restructuring Charges

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)
Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)
During October 2008, the Company commenced an operational restructuring plan to effect changes in both the Company’s management structure and the nature and focus of its operations. The Company initially recognized $0.5 million of operational restructuring charges, including one-time termination benefits and other restructuring related charges, pursuant to this operational restructuring plan during the fourth quarter of 2008. As a continuation of the plan during 2009, the Company eliminated a significant portion of its U.S. based administrative and corporate workforce, recognizing an additional $0.8 million of operational restructuring charges, including one-time termination benefits and other operational restructuring related charges. The Company incurred $0.7 million in restructuring charges for the three months ended March 31, 2009.
The Company’s operational restructuring plan was substantially complete as of December 31, 2009. No additional amounts were incurred in 2010. No additional charges are anticipated due to the Chapter 11 Petition filed on the Petition Date.
11. Subsequent Events
On May 14, 2010, the Debtors received a letter from MedQuist in which MedQuist asserted that the Debtors owe SIPL, now a subsidiary of CBay, approximately $0.9 million for the Debtors’ alleged failure to make certain payments to SIPL prior to the closing of the APA (the “SIPL Claim”). In addition, in an email dated April 30, 2010, representatives of MedQuist asserted that the Debtors are required to reimburse MedQuist for the cost of providing COBRA continuation coverage to terminated Spheris employees and their dependents who are COBRA-eligible (the “COBRA Claim” and, together with the SIPL Claim, the “MedQuist Claims”). The Debtors dispute the MedQuist Claims.